Exhibit 99.2

Investor Relations Contact Michelle Ahlmann, 650.603.5464

Public Relations Contact Robin Stoecker, 650.603.5854

MERCURY REPORTS SELECTED PRELIMINARY FOURTH QUARTER AND FULL YEAR RESULTS

  Revenue Growth of 22 Percent to 24 Percent for Full Year 2005
  Company Closes Record Number of Deals Greater Than $1 Million Dollars in Q4 2005

MOUNTAIN VIEW, CALIF., — JANUARY 11, 2006 — Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, today announced that based on its preliminary review of its fourth quarter results, it expects full year revenue growth of 22 percent to 24 percent compared to the previously provided range of 23 percent to 27 percent growth that it announced in its July 28, 2005 press release.

      “We are very proud of how our company executed worldwide under very challenging circumstances,” said Tony Zingale, president and chief executive officer at Mercury. “We are also very encouraged with the significant investments that our customers continue to make in the Mercury BTO Enterprise. We had more than 25 deals greater than $1 million dollars in the fourth quarter and solid performance across all geographies and product lines.”

     Due to the pending restatement, Mercury is not able to give GAAP net income or fully diluted earnings per share, and non-GAAP net income or fully diluted earnings per share for 2005 at this time. Mercury expects to report complete financial results for the fourth quarter of 2005 following the completion and filing of its restated financial statements and SEC filings.

ABOUT MERCURY
     Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit http://www.mercury.com.

Mercury Reports Selected Preliminary Fourth Quarter and Full Year Results	Page 2

FORWARD LOOKING STATEMENTS

     This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning Mercury’s expected financial performance for the fourth quarter of fiscal 2005, as well as Mercury’s future business prospects and product and service offerings. Mercury’s actual fourth quarter results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among other things: 1) fourth quarter 2005 revenues, expenses and earnings per share; 2) the mix of perpetual and term licenses in the fourth quarter and the effect of the timing of the recognition of revenue from products sold under term licenses; 3) the timing of completion of the Company’s review, restatement and filing of its historical financial statements and the filing of its Form 10-Q for the second and third quarters of fiscal year 2005; 4) costs incurred by Mercury in connection with the Special Committee investigation and the SEC investigation; 5) the nature and scope of the ongoing SEC investigation; 6) the risk that the Company will not achieve relisting on The NASDAQ National Market; 7) the effect of any third party litigation arising out of the Special Committee investigation; 8) dependence of Mercury’s financial growth on the continued success and acceptance of its existing and new software products and services, and the success of its BTO strategy; 9) the timing of the availability of Mercury products, services, product enhancements and service enhancements; 10) the failure of Mercury products, services, product enhancements and service enhancements to meet customers’ expectations, needs or perform as described; 11) the ability to increase sales through our direct and indirect channels, as well as international sales; 12) intense competition for Mercury’s products and services; and 13) the additional risks and important factors described in Mercury’s SEC reports, including the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which is available at the SEC’s website at http://www.sec.gov. All of the information in this press release is made as of January 11, 2006, and Mercury undertakes no duty to update this information.

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Mercury, Mercury Interactive and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

MERCURY INTERACTIVE CORPORATION
379 N. Whisman Road
Mountain View, CA 94043
Tel: (650) 603-5200 Fax: (650) 603-5300
www.mercury.com